Exhibit 99

OAKRIDGE ENERGY, INC.	4613 Old Jacksboro Hwy Wichita Falls, Texas 76302 Phone (940) 322-4772 Fax (940) 322-9452

Press Release

Contact: Arbie Marie Ray President and Chief Executive Officer Phone: (940) 322-4772	FOR IMMEDIATE RELEASE 11:45 CST, April 20, 2011

OAKRIDGE ENERGY, INC. FILES FORM 15 WITH SECURITIES AND
EXCHANGE COMMISSION

WICHITA FALLS, TX, APRIL 20, 2011:  —Oakridge Energy, Inc. (the “Company”), (OTCBB:oakr) announced today that its Board of Directors approved the filing of Form 15 with the Securities and Exchange Commission (the “SEC”) on or about April 20, 2011.The Company’s obligation to file periodic reports with the SEC, including reports on Forms 10-K, 10-Q and 8-K, will cease upon the filing of the Form 15. Effective immediately the obligations of the Company to file proxy materials and other reports with the SEC will also cease.

According to Arbie Marie Ray, President and Chief Executive Officer of the Company, “The Company is taking this action in order to reduce operating expenses. We believe that the consequences of remaining an SEC-reporting company, which include significant costs associated with regulatory compliance, outweighed the current benefits of public company status.

Oakridge Energy, Inc is a Utah corporation located at 4613 Old Jacksboro Hwy, Wichita Falls, Texas 76302.

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